AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (hereinafter called this “Agreement”) is entered into effective as of August 4, 1998 (the “Effective Date”), by and between MARINER ENERGY, INC. (hereinafter called “Company”) and Michael Wichterich (hereinafter called “Employee”).

     WHEREAS, (i) the Company and Employee entered into that certain Employment Agreement dated effective as of August 4, 1998 (the “Original Employment Agreement”), and (ii) the Original Employment Agreement was amended pursuant to (A) that certain First Amendment to Employment Agreement effective as of October 1, 1999 (the “First Amendment”), by and between the Company and Employee, (B) that certain Second Amendment to Employment Agreement effective as of January 1, 2000 (the “Second Amendment”), by and between the Company and Employee, and (C) that certain Third Amendment to Employment Agreement effective as of January 1, 2001 (the “Third Amendment”), by and between the Company and Employee (the Original Employment Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment is referred to herein as the “Employment Agreement”); and

     WHEREAS, Company and Employee desire to amend and restate the Employment Agreement as hereinafter provided;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1.     Employment.

During the period from and including the Effective Date through and including December 3, 2001, Company hereby employs Employee as an employee of Company to perform such duties and responsibilities and act in such capacity as may from time to time be determined by Company. From and after September 12, 2001, Company hereby employs Employee to serve as Vice President - Finance and Administration of Company. The permanent place of Employee’s employment shall be at a location within a 50-mile radius of the central business district of the City of Houston, Texas; provided, however, Employee shall be required to undertake such ordinary and usual travel as is necessary to properly discharge his duties and responsibilities hereunder. Employee hereby accepts such employment, and agrees to serve Company faithfully, diligently and in a good and workmanlike manner.

     2.     Term.

The term of employment hereunder shall be for the period from and including the Effective Date through and including September 30, 2002, subject, however, to the provisions of paragraph

      3.     Extension and Termination.

3.1	If either Employee or Company elects to terminate this Agreement at the end of the term stated in paragraph 2, or at the end of any extended term hereof as hereinafter provided, notice of the election to terminate shall be given to the other party no later than three (3) months before the end of this Agreement. If no notice is given by either party, the term, or extended term, of this Agreement shall be deemed to have been extended for an additional three (3) months.

3.2	In the event Company elects to terminate this Agreement as provided in paragraph 3.1 above:

3.2.1	Company shall pay to Employee (a) his salary through the end of such term or extended term, (b) any Annual Bonus (as defined in Section 19.1) that is payable to Employee with respect to any year prior to the year in which notice of such termination is given (it being understood that in determining whether any such Annual Bonus is payable, Employee shall be deemed to have satisfied any requirement relating to Employee being employed by Company on any date after such prior year), (c) on or before the last day of his employment hereunder, and in lieu of any Annual Bonus with respect to any period or portion thereof after the year that is prior to the year in which notice of such termination is given, an amount equal to the product of (i) twenty-five percent (25%), multiplied by (ii) Employee’s monthly salary rate for the month immediately preceding the month in which notice of such termination is given, multiplied by (iii) twelve (12), multiplied by (iv) a fraction, the numerator of which is the number of days elapsed in the period from and including January 1 of the year in which the notice of such termination is given through and including the end of such term or extended term, and the denominator of which is 365, and (d) any other benefits provided elsewhere in this Agreement for Employee’s services rendered to Company hereunder through the end of such term or extended term.

3.2.2	Company shall pay to Employee, on or before the last day of his employment hereunder, a lump sum cash payment equal to the sum of (a) three (3) months’ salary at Employee’s monthly rate for the month immediately preceding the month in which Company elects to terminate this Agreement, plus (b) twenty-five percent (25%) of the amount described in clause (a) of this sentence.

3.2.3	Company shall pay to Employee, on or before the last day of his employment hereunder, a lump sum cash payment for all (a) vacation time carried forward from a previous year in accordance with paragraph 8, and (b) all earned and unused vacation time for the then current year. Earned vacation time shall, for the purpose of this paragraph, be calculated by dividing the number of days in the calendar year which have transpired by 365, and then multiplying the result by the number of vacation days to which Employee is entitled for that year pursuant to paragraph 8.

3.3	In the event Employee elects to terminate this Agreement as provided in paragraph 3.1 above:

3.3.1	Employee agrees to serve to the end of the term, or extended term hereof, unless waived by Company.
3.3.2	The provisions of paragraphs 3.2.1 and 3.2.3 shall be applicable, but Employee shall not be entitled to the payment provided for in paragraph 3.2.2.

3.4	Company may at its option consent to a request by Employee to terminate this Agreement at a time other than that stated in paragraph 2, as extended, in which case the date requested by Employee and agreed to by Company will be the end of the term of this Agreement and the provisions of paragraph 3.3 shall be applicable (it being understood that in applying the provisions of paragraph 3.3, any provision of paragraph 3.2.1 that refers to “notice of such termination is given” shall be deemed to refer to the giving of such consent by Company).

3.5	Company may terminate this Agreement for “Cause” (as hereinafter defined in this paragraph 3.5) upon written notice of such termination to Employee by Company. Any termination of this Agreement by Company for Cause shall be effective thirty (30) days after written notice of termination for Cause is given by Company to Employee. If Company terminates this Agreement for Cause, Company shall have no liability or obligation to Employee thereafter under this Agreement except for the payment of his salary and other benefits through the month of discharge, prorated in the case of salary for the month of discharge on a daily basis to the date of termination. As used in this Agreement, the term “Cause” means (a) Employee is found guilty of, admits in writing facts amounting to, or is held civilly liable for fraud, embezzlement or dishonesty, (b) Employee is convicted of a felony involving a crime of moral turpitude or any other felony if the Board of Directors of the Company in good faith determines that the continued employment of the Employee would be materially detrimental to the Company (in any case which felony through lapse of time or otherwise is not subject to appeal), (c) Employee knowingly discloses trade secrets or confidential Company matters to unauthorized persons, (d) Employee willfully breaches or habitually neglects any duties he is required to perform under the terms of this Agreement and any such breach or neglect is not cured within thirty (30) days after Company has provided Employee with written notice of such breach or neglect, (e) Employee materially breaches any of the other material terms of this Agreement and any such breach is not cured within thirty (30) days after the Company has provided Employee with written notice of such breach, and (f) the occurrence of an action or finding described in paragraph 15, except as otherwise provided in paragraph 15. The waiver by Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

3.6	In the event Company terminates this Agreement or discharges Employee other than as provided in paragraphs 3.1, 3.4 or 3.5 above, Employee shall be entitled to receive on the date of such termination or discharge:

3.6.1	A lump sum cash payment equal to the sum of (a) Employee’s salary, at Employee’s monthly rate for the month immediately preceding the month in which such termination or discharge occurs, for the unexpired portion of the term or extended term hereof, plus (b) any Annual Bonus that is payable to Employee with respect to any year prior to the year in which the date of such termination or discharge occurs (it being understood that in determining whether any such Annual Bonus is payable, Employee shall be deemed to have satisfied any requirement relating to Employee being employed by Company on any date after such prior year), plus (c) in lieu of any Annual Bonus with respect to any period or portion thereof after the year that is prior to the year in which the date of such termination or discharge occurs, an amount equal to the product of (i) twenty-five percent (25%), multiplied by (ii) Employee’s monthly salary rate for the month immediately preceding the month in which the date of such termination or discharge occurs, multiplied by (iii) twelve (12), multiplied by (iv) a fraction, the numerator of which is the number of days elapsed in the period from and including January 1 of the year in which the date of such termination or discharge occurs through and including the end of the unexpired portion of the term or extended term hereof, and the denominator of which is 365.

3.6.2	The payments and other benefits provided for in paragraphs 3.2.2 and 3.2.3 hereof.

3.7	In the event Employee terminates this Agreement for “Good Reason” (as defined in paragraph 3.9), and prior to such termination Employee has not terminated this Agreement under paragraph 3.1 hereof, Employee shall be entitled to receive from Company on the date of such termination:

3.7.1	A lump sum cash payment equal to the sum of (a) Employee’s salary, at Employee’s monthly rate in effect at the effective time of such termination (but prior to giving effect to any reduction therein which precipitated such termination), for the unexpired portion of the term or extended term hereof plus, (b) any Annual Bonus that is payable to Employee with respect to any year prior to the year in which the date of such termination occurs (it being understood that in determining whether any such Annual Bonus is payable, Employee shall be deemed to have satisfied any requirement relating to Employee being employed by Company on any date after such prior year), plus (c) in lieu of any Annual Bonus with respect to any period or portion thereof after the year that is prior to the year in which the date of such termination occurs, an amount equal to the product of (i) twenty-five percent (25%), multiplied by (ii) Employee’s monthly salary rate for the month immediately preceding the month in which the date of such termination occurs (but prior to given effect to any reduction therein which precipitated such termination), multiplied by (iii) twelve (12), multiplied by (iv) a fraction, the numerator of which is the number of days elapsed in the period from and including January 1 of the year in which the date of such termination occurs through and including the end of the unexpired portion of the term or extended term hereof, and the denominator of which is 365.

3.7.2	A lump sum cash payment equal to the sum of (a) three (3) months’ salary, at Employee’s rate in effect at the time of such termination (but prior to giving effect to any reduction therein which precipitated such termination), plus (b) twenty-five percent (25%) of the amount described in clause (a) of this sentence.

3.7.3	The payments and other benefits provided for in paragraph 3.2.3.

3.8	Any termination of this Agreement by Employee for Good Reason shall be effective thirty (30) days after written notice of termination for Good Reason is given by Employee to Company
3.9	As used in this Agreement, the term “Good Reason” means any one or more of the following events has occurred:

3.9.1	The assignment to Employee of any duties materially inconsistent with Employee’s position (including office, title and reporting requirements), authority, duties or responsibilities with Company or any other action that results in a material diminution in, or interference with, such position, authority, duties or responsibilities, and any such assignment or action is not cured within thirty (30) days after Employee has provided Company with written notice of such assignment or action;

3.9.2	The failure to continue to provide Employee with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) (a) that are both commensurate with Employee’s responsibilities to and position with Company and not materially dissimilar to the office space, related facilities and support personnel provided to other employees of Company having comparable responsibility to that of Employee or (b) that are physically located at Company’s principal executive offices, and any such failure is not cured within thirty (30) days after Employee has provided Company with written notice of such failure;

3.9.3	Any (a) reduction in Employee’s monthly salary as established in paragraph 5 (including subsequent increases), (b) reduction in, or failure to allow or continue Employee’s participation in, any employee benefit plan or program (except when such benefit plan or program is replaced with another benefit plan, program or arrangement that provides Employee, in the aggregate, with reasonably comparable benefits) in which Employee is participating or is eligible to participate prior to such reduction or failure (other than as a result of the expiration of such plan or program), and any such reduction, discontinuance or failure is not cured within thirty (30) days after Employee has provided Company with written notice of such reduction or failure;

3.9.4	The relocation of Employee’s or Company’s principal office and principal place of Employee’s performance of his duties and responsibilities to a location more than 50 miles outside of the central business district of the City of Houston, Texas; or

3.9.5	A breach of any material provision of this Agreement by Company (other than any breach described in paragraphs 3.9.1, 3.9.2, 3.9.3, and 3.9.4) which is not cured within thirty (30) days after Employee has provided Company with written notice of such breach.

      4.      Confidential Information.

4.1	Employee agrees that he will, during the term of this Agreement, and for a period of four (4) years from the date of termination of his employment hereunder, keep secret and confidential and not disclose to any party not a party to this Agreement, land or lease data, geological or geophysical data, well data or any other information which he may receive as a result of the performance of his duties hereunder, except when disclosure is necessary for the performance of his duties to Company hereunder. This paragraph shall not apply to information that is in the public domain through no action of Employee.

4.2	Upon termination of his employment hereunder, Employee shall promptly deliver to Company all written information and documents (whether confidential or not), and all copies thereof, relating to Company’s business and activities and which are in the possession of or under the control of Employee.

      5.      Salary.

5.1	As compensation for his services rendered to Company hereunder for the period August 4, 1998 ¯ December 31, 1999, Company shall pay to Employee a salary at the rate of $8,333.33 per month.
5.2	As compensation for his services rendered to Company hereunder for the period January 1, 2000 ¯ December 31, 2000, Company shall pay to Employee a salary at the rate of $9,583.33 per month.
5.3	As compensation for his services rendered to Company hereunder for the period January1, 2001 ¯ August 31, 2001, Company shall pay to Employee a salary at the rate of $10,458.33 per month.
5.4	As compensation for his services rendered to Company hereunder on and after September 1, 2001, Company shall pay to Employee a salary at the rate of $12,500.00 per month.
5.5	Employee’s salary may be reviewed at such times as may be determined by Company, and Company may at its discretion increase this salary. Employee’s salary shall be paid in two equal monthly installments, payable on the fifteenth and last days of each month (or on the first business day of Company thereafter if any such payment date is not a business day of Company), subject to any and all necessary withholdings and deductions.

      6.      Automobile Allowance.

Company agrees to pay an automobile allowance of $250.00 per month to Employee. In addition to such monthly allowance, Company shall pay, in accordance with Company policy, for all gasoline, insurance and maintenance required for use of the automobile.

      7.      Business Expenses.

Employee is authorized to incur reasonable business expenses in accordance with Company’s policies as may be established from time to time for promoting the business of Company, including expenditures for entertainment and travel. Company shall reimburse Employee from time to time for all such business expenses in accordance with those policies adopted by Company which include, but are not limited to, the requirement that Employee timely present to Company:

7.1	The amount of the expenditure;
7.2	The time, place and description of the expense;
7.3	The business reason for the expenditure and business benefit derived or expected to be derived therefrom; and
7.4	The name and occupation of the person or persons entertained to establish the business relationship with Company.

With respect to any reimbursable business expense contemplated above exceeding twenty-five dollars ($25.00), Employee will furnish documentary evidence of such expense to Company.

      8.      Vacation.

Employee shall be entitled to an annual vacation leave of twenty (20) days per calendar year at full pay. The timing and use of such vacation days shall be requested by Employee and approved by Company in accordance with its policy. Up to five (5) days of vacation leave may be carried over from one calendar year to the next calendar year. Employee shall not be entitled to receive payment in lieu of unused vacation time except as otherwise provided herein. With prior approval, vacation may be deferred if business matters keep Employee from taking his normal vacation.

      9.      Insurance.

Employee shall be eligible for participation in such insurance programs as Company shall institute from time to time covering medical and dental expenses and such life and accidental death and dismemberment insurance programs as Company shall institute from time to time. Payment of premiums for such coverages shall be in accordance with Company policy covering all employees as may be established from time to time by Company. Employee shall also be eligible for participation in such retirement, pension, deferred compensation and other benefit programs the Company shall initiate from time to time.

     10.     Outside Activities.

During the term or extended term of this Agreement, Employee shall devote all of his working time, energy and talents to the due discharge and performance of his duties hereunder, at the direction and subject to the control of Company, and shall perform such services and duties as shall reasonably be required from him from time to time by Company. Employee agrees that he will not knowingly become involved in a conflict of interest with Company or its subsidiaries, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees to provide Company a statement of all other directorships Employee holds, with a brief description of the business activities of each organization. This statement shall be provided on or before December 31 of each year. If, in the opinion of Company, a conflict of interest exists between Company (and its affiliates) and the organization in which the Employee holds a directorship, Company can require Employee to resign the outside directorship.

    11.      Right to Invest.

Nothing in this Agreement is intended or shall be construed to limit Employee’s right (i) to engage in passive personal investments, including, but not limited to, holding as an investment not more than five percent (5%) of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) capital stock or other securities of any corporation or other entity that conducts activities that compete with the business of Company or any affiliate of Company; or (ii) to invest, individually or with others, in oil and gas prospects, subject, however, in the case of oil and gas prospects to the following conditions:

11.1	Company must have first had the right and opportunity to purchase all of the interest in any prospect made available to Employee, even if this would preclude Employee’s participation.
11.2	Company must have made known its election either to participate in less than the full interest made available to Employee and have no desire to acquire an additional interest, or declined to participate at all in the prospect. If Company elects to participate in less than the full interest made available to Employee, Employee may invest in the portion of such interest not acquired by Company.

11.3	Employee must purchase his interest in the oil and gas prospect on terms which are no more favorable than those made available to Company.

      12.    Disability During Employment.

If Employee shall become unable to perform his duties by reason of disability, he shall be entitled to receive, in addition to any insurance benefits he may receive, all of his salary for the first one (1) month of his disability, and one-half (½) of his salary for the next three (3) months of disability. Periods of disability shall not be cumulative so long as they are separated by at least ninety (90) days of continuous service.

The term “disability” shall mean disability which, in the opinion of a doctor satisfactory to Company, renders Employee unable to perform his duties hereunder as evidenced by such doctor’s certificate. The date disability commences shall be the date Employee first absents himself from work during a continuous period of disability.

      13.    Merger or Acquisition.

In the event Company should be acquired by or merged into another company, by signature of Company’s authorized representatives, Company hereby agrees that this Employment Agreement shall be binding upon Company, its successors and assigns, and shall be disclosed to any party considering merger with, or acquisition of, Company.

      14.    Arbitration.

14.1	If a dispute arises out of or related to this Agreement and the dispute cannot be settled through direct discussions, Company and Employee agree that they shall first endeavor to settle the dispute in an amicable fashion. If such efforts fail to resolve the dispute, the dispute shall, except as otherwise provided in paragraph 17, be resolved as follows:

14.1.1	Except as provided in paragraph 14.1.2 below, any and all claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Company, Employee, and/or their respective representatives, even though some or all of such claims allegedly are extracontractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association (the “AAA”). The arbitration proceeding shall be conducted in Houston, Texas. The arbitration may be initiated by either party by providing to the other a written notice of arbitration specifying the claims, and the parties shall thereafter endeavor to agree on an arbitrator. If within thirty (30) days of the notice of initiation of the arbitration procedure, the parties are unable to agree on an arbitrator, the party requesting arbitration shall file a request with the AAA that the Houston, Texas office of the AAA provide a list of potential arbitrators to both parties. The parties shall thereafter have sixty (60) days to select an arbitrator from such list, with such selection to be by mutual agreement. If the parties fail to select an arbitrator within such time by mutual agreement, then either party may request that the Chief Judge of the U.S. District Court for the Southern District of Texas appoint an arbitrator, and any such appointment shall be binding. The arbitrator, utilizing the Commercial Arbitration Rules of the American Arbitration Association, shall within 120 days of his or her selection, resolve all disputes between the parties. There shall be no transcript of the hearings before the arbitrator. The arbitrator’s decision shall be in writing, but shall be as brief as possible. The arbitrator shall not assign the reasons for his or her decision. The arbitrator’s decision shall be final and non-appealable to the maximum extent permitted by law. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrator. In deciding the substance of any such claims, the arbitrator shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State’s law); provided, however, it is expressly agreed that the arbitrator shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims.

14.1.2	Notwithstanding the agreement to arbitrate contained in paragraph 14.1.1 above, in the event that either party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any or all such claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Company, Employee, and/or their respective representatives, including disputes arising out of a breach or alleged breach of paragraph 4 or 20, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, each party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief will be brought in the State or federal courts residing in Houston, Harris County, Texas.

14.2	The Company shall pay all costs and expenses of Company and Employee (including, but not limited to, attorneys’ fees, the fees of the arbitrator and the AAA and any other related costs) for any arbitration proceeding or legal action; provided, however, that if in any such arbitration proceeding or legal action, the arbitrator or court, respectively, determines that Employee has prosecuted or defended any issue in such proceeding or action in bad faith, the arbitrator or court, respectively, may allocate the portion of such costs and expenses relating to such issue between the parties in any other manner deemed fair, equitable and reasonable by the arbitrator or court, respectively.

      15.    Foreign Corrupt Practices Act.

Employee shall at all times comply with the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA, or if a court finds that Employee committed an action resulting in any Company entity having civil or criminal liability or responsibility under the FCPA with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute Cause for termination by Company under paragraph 3.5 of this Agreement unless Company’s Board of Directors determines that the actions found to be in violation of the FCPA were taken in good faith and in compliance with all applicable policies of Company.

      16.    Survival.

The provisions of paragraphs 4 and 20 shall survive any termination of the employment relationship and/or of this Agreement for the periods stated therein. The provisions of paragraph 14 relating to arbitration shall survive any termination of the employment relationship between Employee and Company and the termination of this Agreement. Amounts, compensation, rights and benefits which Employee is entitled to receive or have accrued to Employee under this Agreement or under any plan, program, arrangement, agreement or policy of or with Company or any of its affiliates before, at or subsequent to the termination of the employment relationship between Employee and Company or the termination of this Agreement shall not be superseded and shall survive any such termination.

      17.    Certain Additional Payments by Company.

17.1	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments or distributions being individually referred to herein as a “Payment,” and any two or more of such payments or distributions being referred to herein as “Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a “Gross-Up Payment” and any two or more of such additional payments being referred to herein as “Gross-Up Payments”) in an amount such that after payment by Employee of all taxes (as defined in paragraph 17.11) imposed upon the Gross-Up Payment, Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

17.2	Subject to the provisions of paragraph 17.3 through 17.11, any determination (individually, a “Determination”) required to be made under this paragraph 17, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at Company’s expense, by nationally recognized tax counsel mutually acceptable to Company and Employee (“Tax Counsel”). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to Company and Employee within 15 business days of the termination of Employee’s employment, if applicable, or such other time or times as is reasonably requested by Company or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a “Dispute”) within 15 business days after delivery of Tax Counsel’s opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall be paid by Company to Employee within five business days of Employee’s receipt of such Determination. The existence of a Dispute shall not in any way affect Employee’s right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon Company and Employee, subject in all respects, however, to the provisions of paragraph 17.3 through 17.11 below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by Company should have been made (“Underpayment”), and if upon any reasonable written request from Employee or Company to Tax Counsel, or upon Tax Counsel’s own initiative, Tax Counsel, at Company’s expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at Company’s expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to Employee.

17.3	Company shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgements, settlements, costs and expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) with respect to any tax liability of Employee resulting from any Final Determination (as defined in paragraph 17.10) that any Payment is subject to the Excise Tax.

17.4	If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against Company under this paragraph 17 (“Claim”), including, but not limited to, a claim for indemnification of Employee by Company under paragraph 17.3, then such party shall promptly notify the other party hereto in writing of such Claim (“Tax Claim Notice”).

17.5	If a Claim is asserted against Employee (“Employee Claim”), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as Company shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by Company (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that Company shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

17.5.1	within 30 calendar days after Company receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from Employee, but in no event sooner than five calendar days after Company receives or delivers such Tax Claim Notice), Company shall have notified Employee in writing (“Election Notice”) that Company does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that Company elects to contest, and to control the defense or prosecution of, such Employee Claim at Company’s sole risk and sole cost and expense; and

17.5.2	Company shall have advanced to Employee on an interest-free basis, the total amount of the tax claimed in order for Employee, at Company’s request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of paragraph 17.7, sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that Company shall only be entitled to sue for a refund and Company shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

17.5.3	Company shall reimburse Employee for any and all costs and expenses resulting from any such request by Company and shall indemnify and hold Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

17.6	Subject to the provisions of paragraph 17.5 hereof, Company shall have the right to defend or prosecute, at the sole cost, expense and risk of Company, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Company to a Final Determination; provided, however, that (i) Company shall not, without Employee’s prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from Company to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, the Employee Claim relate is limited solely to such contested issues and amount, and (iii) Company’s control of any contest or proceeding shall be limited to issues with respect to the Employee Claim and Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as Company is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to Company any information reasonably requested by Company that relates to such Employee Claim, and shall otherwise cooperate with Company and its representatives in good faith in order to contest effectively such Employee Claim. Company shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or his authorized representatives shall be entitled, at Employee’s expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

17.7	If, after actual receipt by Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by Company pursuant to paragraph 17.5.2 hereof, the extent of the liability of Company hereunder with respect to such tax claimed has been established by a Final Determination, Employee shall promptly pay or cause to be paid to Company any refund actually received by, or actually credited to, Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by Company to Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by Employee of an amount advanced by Company pursuant to paragraph 17.5.2, a determination is made by the Internal Revenue Service or other appropriate taxing authority that Employee shall not be entitled to any refund with respect to such tax claimed and Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

17.8	With respect to any Employee Claim, if Company fails to deliver an Election Notice to Employee within the period provided in paragraph 17.5.1 hereof or, after delivery of such Election Notice, Company fails to comply with the provisions of paragraph 17.5.2, 17.5.3 or 17.6 hereof, then Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of Company, such Employee Claim. Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Employee, Company shall cooperate, and shall cause its affiliates to cooperate, in good faith with Employee and his authorized representatives in order to contest effectively such Employee Claim. Company may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by Employee pursuant to this paragraph 17.8 and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by Employee, Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from Company with respect to costs and expenses incurred by Employee in connection with such defense or prosecution.

17.9	In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this paragraph 17.9, Company shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by Company to Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by Company to Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, Company shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from Employee, except where payment of such taxes is sooner required under the provisions of this paragraph 17.9, in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this paragraph 17.9 shall be made within the time and in the manner otherwise provided in this paragraph 17.9.

17.10	For purposes of this Agreement, the term “Final Determination” shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

17.11	For purposes of this Agreement, the terms “tax” and “taxes” mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

      18.    No Obligation to Mitigate.

Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise; nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person or entity.

      19.    Annual Bonus; Stock Options.

19.1	In addition to the salary provided for in paragraph 5 hereof (the “Base Salary”), and subject to the provisions of paragraph 3 of this Agreement, Employee shall be eligible to receive, for each calendar year or portion thereof occurring during the term of this Agreement, an annual cash bonus based on performance (the “Annual Bonus”) in an amount up to twenty-five percent (25%) of the Base Salary for such calendar year or portion thereof (or such greater percentage of such Base Salary as the Board of Directors or the Committee may, in its discretion, determine) upon approval of such Annual Bonus by the Board of Directors of Company (the “Board of Directors”) or a committee of the Board of Directors designated by the Board of Directors (the “Committee”). Subject to the provisions of paragraph 3 of this Agreement, (i) the amount of any such Annual Bonus shall be determined by the Board of Directors or the Committee, as the case may be, in accordance with the cash incentive compensation program of Company in effect with respect to such determination, and (ii) the Annual Bonus shall be paid to Employee, less such amounts as shall be required to be deducted or withheld therefrom by applicable law and regulations, at such time or times as is in accordance with the then prevailing policy of Company relating to cash incentive compensation payments.

19.2	As of the Effective Date, Company shall, or shall cause Mariner Holdings Inc. to, grant to Employee stock options for 571 shares of the common stock of Mariner Holdings, Inc. (“Parent Common Stock”) pursuant to the Mariner Holdings Inc. 1996 Stock Option Plan. To the fullest extent possible, the options granted to Employee shall be incentive stock options, and otherwise shall be non-qualified stock options. The terms, conditions and restrictions with regard to such stock options shall be evidenced by an Incentive Stock Option Agreement, substantially in the form attached hereto as Exhibit A, which are incorporated herein by reference and their terms, conditions and restrictions shall be considered a part of this Agreement.

      20.    Noncompetition Obligations.

20.1	As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the non-competition obligations hereunder. Employee will not, directly or indirectly for Employee or for others:

20.1.1	in any geographic area or market where Company or any of its subsidiaries are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted such business, engage in any business competitive with any such business; or

20.1.2	in any geographic area or market where Employee knew Company contemplated entering any business as of the date of termination of the employment relationship, but only if Company had, as of such date, invested significant resources toward entering into such business in such geographic area or market, engage in any business competitive with any such business;

20.1.3	render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with Company’s business within the parameters described in paragraphs 20.1.1 and 20.1.2 above with respect to such competitive business; or

20.1.4	induce any employee of Company or any of its subsidiaries to terminate his or her employment with Company or its subsidiaries, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company.

These non-competition obligations shall commence upon the date of execution of this Agreement and extend until the earlier of (a) the expiration of the term of this Agreement (or any extended term) or (b) six (6) months after termination of the employment relationship; provided, however, that notwithstanding anything contained in this paragraph 20 to the contrary, such obligations shall only apply after the termination of employment if the termination of employment results from termination for Cause by Company under paragraph 3.5 or voluntary termination without Good Reason by Employee (it being understood and agreed that termination of this Agreement by Employee under paragraph 3.1 shall not, for purposes of this paragraph 20, constitute voluntary termination without Good Reason by Employee).

20.2	Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high enumeration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article by Employee, and Company shall be entitled to enforce the provisions of this Agreement and/or to specific performances and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Employee and Employee’s agents involved in such breach and remedies available to Company pursuant to other agreements with Employee.

20.3	It is expressly understood and agreed that Company and Employee consider the restrictions contained in this paragraph 20 to be reasonable and necessary. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

      21.    Miscellaneous.

21.1	This Agreement shall not be modified or amended except in writing and signed by Company and Employee. This Agreement shall be binding upon the heirs, administrators, or executors and the successors and assigns of each party to this Agreement.

21.2	The rights and benefits of Employee under the Agreement are personal to him and shall not be assigned or transferred without the prior written consent of Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

21.3	All titles or headings of sections or paragraphs or other divisions of this Agreement are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections or paragraphs or other divisions, such content being controlling as to the agreement between the parties hereto.

21.4	This Agreement is made and will be performed under, and shall be governed by and construed in accordance with, the law of the State of Texas.
21.5	EMPLOYEE AFFIRMS AND ATTESTS BY HIS SIGNATURE TO THIS AGREEMENT THAT HE HAS READ THIS AGREEMENT BEFORE SIGNING IT AND THAT HE FULLY UNDERSTANDS ITS PURPOSES, TERMS AND PROVISIONS, WHICH HE HEREBY EXPRESSLY ACKNOWLEDGED TO BE REASONABLE IN ALL RESPECTS. EMPLOYEE FURTHER ACKNOWLEDGES RECEIPT OF ONE COPY OF THIS AGREEMENT.

21.6	Notices contemplated under this Agreement shall be directed to the following address:
If to Company:

          Mariner Energy, Inc.
          580 Westlake Boulevard, Suite 1300
          Houston, Texas 77079

          Attention: President and Chief Executive Officer

If to Employee:

          Michael Wichterich
          1202 Spinnaker Way
          Sugar Land, Texas 77478

Company and Employee may change the above addresses for notice purposes by notifying the other in writing.

21.7	The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Executed as of the Effective Date in duplicate originals at Houston, Texas.

MARINER ENERGY, INC.

By:
Richard R. Clark Executive Vice President

"COMPANY"

Michael Wichterich

"EMPLOYEE"

EXHIBIT A

INCENTIVE STOCK OPTION AGREEMENT

     AGREEMENT made this 4th day of August, 1998, between MARINER HOLDINGS, INC., a Delaware corporation (the "Company"), and Michael Wichterich ("Employee").

     To carry out the purposes of the MARINER HOLDINGS, INC. 1996 STOCK OPTION PLAN (the “Plan”), by affording Employee the opportunity to purchase shares of the common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

     1.      Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of 571 shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. Exercise of this Option is subject to, and contingent upon, approval of the Plan by the shareholders of the Company on or before 12 months after the date the Plan was adopted by the Board of Directors of the Company. This Option is intended to constitute an incentive stock option, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that it is exercised within the periods described in sections 422(a)(2), 422(c)(6) and 421(c) of the Code, as applicable, and, to the extent that it is not so exercised, it is not intended to constitute an incentive stock option within the meaning of section 422(b) of the Code.

     2.      Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $175.00 per share, which has been determined to be not less than the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

     3.      Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Chief Executive Officer at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

Number of Full Years	Percentage of Shares That May Be Purchased
Less than 1 year	0%
1 year	33%
2 years	66%
3 years or more	100%

Notwithstanding the terms of the Plan or this Agreement (including, but not limited to, the foregoing schedule), Employee shall be entitled to exercise any unvested portion of this Option to the extent, but only to the extent, necessary to allow Employee to sell shares of Stock Employee is actually selling pursuant to Section D.3(c) of that certain Stockholders’ Agreement, dated April 2, 1996, between Enron Capitol & Trade Resources Corp., Mystery Acquisition, Inc. (now known as Mariner Holdings, Inc.) and certain other parties, as amended (it being the intent of the parties that Employee first sell shares of Stock he already owns, then shares of Stock issuable on exercise of any portion of this Option then vested, and finally, if necessary, shares of Stock issuable on exercise of any portion of this Option not then vested). This Option may be exercised only while Employee remains an employee or consultant of the Company, except that:

(a) If Employee dies, becomes disabled, retires, is terminated by the Company without “Cause” or voluntarily terminates his employment for “Good Reason”, this Option shall immediately become exercisable in full and shall remain fully exercisable until the expiration of the ten year Option period described below.

(b) If Employee voluntarily terminates his employment other than for “Good Reason”, this Option shall remain exercisable at any time during the thirty day period immediately following such termination of employment but only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates and at the end of such thirty day period this Option shall terminate and cease to be exercisable.

(c) If Employee’s employment is terminated by the Company for “Cause” this Option shall terminate immediately and shall cease to be exercisable.

This Option, after it becomes exercisable, whether partially or fully, may be exercised by Employee or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution as to all or any part of the Option that is exercisable at any time and from time to time until all of the Options or Stock available for exercise under this Agreement has been exercised or the Option has terminated under another provision of this Agreement. This Option shall terminate and shall not be exercisable in any event after the tenth anniversary of the date of its grant. As used in this paragraph, the terms “Cause” and “Good Reason” shall have the same meanings as such terms are defined in the employment contract between Employee and Mariner Energy, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, as of the date of grant of this Option.

The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), or (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (c) a combination of cash and Stock. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4.     Tax Gross-Up; Withholding of Tax.

     (a)      As soon as administratively practicable after the date of any exercise of this Option which does not qualify as the exercise of an incentive stock option within the meaning of section 422(b) of the Code, the Company shall pay to Employee in cash an amount such that after payment by Employee of Federal income taxes on such amount (which taxes shall be assumed to be assessed at the highest ordinary income tax rate applicable to individuals on such date), Employee retains a portion of the payment equal to the difference, if any, between (i) the amount of Federal income tax payable on the difference between the fair market value on such date of the Stock acquired by such exercise over the purchase price paid therefor (the “Spread”) at the highest ordinary income tax rate applicable to individuals on such date and (ii) the amount of Federal income tax payable on the Spread at the highest long-term capital gains tax rate applicable to individuals on such date; provided, however, that the Company shall have no obligation to make any such payment if a change in Federal tax laws enacted after the date of grant of this Option eliminates the Company’s right to deduct the Spread from its taxable income.

     (b)      To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

     5.      Stockholder Agreement. Shares of Stock purchased pursuant to the exercise of this Option shall be subject to the terms of any Stockholder Agreement among the Company and/or all or certain of its shareholders, as the same may be amended or restated from time to time (each, a “Stockholder Agreement”), relating to such shares of Stock, including, but not limited to, the transfer thereof. Employee agrees that Employee and Employee’s spouse, if any, will, on the first date of exercise of this Option, execute and deliver to the Company such documents and instruments as the Board of Directors of the Company, in its discretion, may require to evidence such persons’ agreement to be bound by the terms of any Stockholder Agreement.

     6.      Status of Stock. Employee understands that at the time of the execution of this Agreement the shares of Stock to be issued upon exercise of this Option have not been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities law, and that the Company does not currently intend to effect any such registration. Until the shares of Stock acquirable upon the exercise of the Option have been registered for issuance under the Act, the Company will not issue such shares unless the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Act. In the event exemption from registration under the Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

     Employee agrees that the shares of Stock which Employee may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the shares under the Act and applicable state securities laws or an applicable exemption from the registration requirements of the Act and any applicable state securities laws. Employee also agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

     In addition, Employee agrees that (i) the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee (as such term is defined in the Plan) deems appropriate in order to assure compliance with the Stockholder Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the Stockholder Agreement or any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     7.      Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee and its determination shall be final.

     8.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     9.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

MARINER HOLDINGS, INC.

By:
Printed Name:
Printed Title:

EMPLOYEE:

Michael Wichterich